Exhibit 23
CONSENT OF VITALE, CATURANO & COMPANY, LTD.
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
As independent registered public accountants, we hereby consent to the incorporation of our report dated December 19, 2008 on the Company’s Consolidated Financial Statements for the years ended September 27, 2008 and September 29, 2007 included in this Form 10-K, into the Company’s previously filed Registration Statements pertaining to the Technical Communications Corporation 1991 Stock Option Plan and related amendment (Form S-8 No. 33-46890 and S-8/A No. 333-60438), Technical Communications Corporation 2005 Non-Statutory Stock Option Plan and related amendment (Form S-8 No.333-127447 and S-8/A No.333-139737), and the Technical Communications Corporation 2001 Stock Option Plan (Form S-8 No.333-76102).

/s/ Vitale, Caturano & Company, LTD. VITALE, CATURANO & COMPANY, LTD.
Boston, Massachusetts
December 19, 2008